Exhibit 99.2

Harbor Custom Development Announces Closing of Public Offering

Gig Harbor, WA, January 15, 2021– Harbor Custom Development, Inc. (“Harbor Custom Development,” “Harbor,” “Harbor Custom Homes®,” or the “Company”), (Nasdaq: HCDI), an innovative and market leading real estate company involved in all aspects of the land development cycle, today announced the closing of its previously announced public offering of 8,000,000 shares of its common stock at a public offering price of $3.00 per share for gross proceeds of $24,000,000, before deducting underwriting discounts, commissions and estimated offering expenses.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as sole book-running manager for the offering.

A registration statement on Form S-1 (File No. 333-251946) relating to the shares was filed with the Securities and Exchange Commission and became effective on January 12, 2021, and a related registration statement on Form S-1 (File No. 333-252064) was filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, in connection with the upsizing of the offering. This offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673, by email at prospectus@think-equity.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Harbor Custom Development, Inc.

Headquartered in Gig Harbor, Washington, Harbor Custom Development, Inc. (Harbor) is a real estate development company involved in all aspects of the land development cycle including, land acquisition, entitlements, construction of project infrastructure, home building, marketing, sales, and management of various residential projects in Western Washington’s Puget Sound region. Harbor has active or recently sold out residential communities in Gig Harbor, Bremerton, Silverdale, Bainbridge Island, and Allyn in the state of Washington. Harbor’s business strategy is to acquire and develop land strategically, based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on real estate within target markets with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and increasing populations. For more information on Harbor Custom Development, Inc., please visit: www.harborcustomdev.com.

Contact:

Investor Relations

Hanover International

IR@harborcustomdev.com

(866) 744-0974